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                                                                    Exhibit 99.5




                   OPEN MARKET COMPLETES PRIVATE PLACEMENT OF
               $5 MILLION OF SERIES E CONVERTIBLE PREFERRED STOCK


BURLINGTON, Mass. - March 26, 2001 -- Open Market Inc. (Nasdaq: OMKT) today announced it successfully completed a private placement of $5 million of Series E Convertible Preferred Stock.

"We are pleased to announce this additional capital infusion, and we will continue to take steps designed to improve our financial performance and strengthen our capital structure, in order to allow us to capitalize on the content management market opportunity which we are focused on," stated Edward Durkin, Vice President and Chief Financial Officer of Open Market.

The Preferred Stock is initially convertible into Common Stock at a fixed conversion price equal to $1.5262. In addition, Open Market issued 5-year warrants to purchase approximately 900,000 shares of Open Market Common Stock at a 40% premium.

"We are very pleased to support Open Market as it completes its transition to the content management space" said Steven Weiner, Managing Director at The Palladin Group. "Clearly, the need for state of the art content management solutions is large and growing rapidly. We believe Open Market is now well positioned to exploit this market opportunity, with its new line of content management products, which Forrester Research has recently ranked as being the best solution on the market. We are excited to add Open Market to our portfolio, and look forward to working with the Open Market team in helping them achieve their leadership objectives in this new market space."

The Palladin Group, L.P. is the sole investment manager for the purchase of the Preferred Stock. Palladin, based in Maplewood, New Jersey, is an investor in high technology and biotechnology private placements, as well as in other industries. The summary of the terms and conditions of the Convertible Preferred Stock included in this press release are not intended to be a complete summary of the terms and conditions of such securities. Copies of the agreements relating to the financing executed by the parties will be filed with the Securities and Exchange Commission at a later date.

ABOUT OPEN MARKET

Open Market, Inc. makes content-driven eBusiness solutions that enable enterprises to better manage interactions with their site visitors, customers, and channels. Leveraging the new JavaTM 2 Platform Enterprise Edition (J2EETM) standard, the Company's software products are built with Java, JSP and XML and are layered on top of popular application servers like the BEA WebLogic Server, the IBM WebSphere Application Server and the iPlanet Application Server. Open Market's roster of global customers includes publishers and media companies like The McGraw-Hill Companies, FT.com (The Financial Times Group) and The New York Times Company; financial services companies like Chase Manhattan Bank, GE Capital and The Hartford Financial Services Group; and manufacturers like 3Com, BASF and Milacron. The



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company, headquartered in Burlington, Massachusetts, has customers in 39 countries. Open Market's international head office is in the U.K. with additional offices in Australia, Canada, France, Germany, Italy, Japan, The Netherlands and Singapore. Open Market can be reached by calling 1-888-OPEN-MKT (toll-free) or 1-781-359-3000 in the U.S. or +44-1753-838-000 in the U.K. or by
visiting http://www.openmarket.com.

                                      ###

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Certain Factors That May Affect Future Results" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. These include risks and uncertainties relating to: the Company's history of operating losses, continued development and growth of the Internet, the Company's ability to execute on its revised strategic plan, market acceptance of the Company's new product releases, difficulty in predicting quarterly results, lengthy sales cycles for its products, development and maintenance of relationships with systems integrators, possible changes in government regulations, security issues, competitive pressures, attracting and retaining key employees, management of planned growth, risks associated with international operations, our ability to effectively restructure our operations, product development and rapid technological change, dependence on intellectual property rights, litigation and the costs thereof, counterclaims that may be filed against the Company in response to the Company's patent infringement lawsuit, and the Company's ability to integrate FutureTense.

Open Market, Catalog Centre, Content Centre, Content Server, Integration Centre, Marketing Studio, Personalization Centre, Satellite Server, ShopSite, Transact, and FutureTense are trademarks or registered trademarks of Open Market, Inc. in the United States and other countries. All other names are used for identification purposes only and may be trademarks of their respective owners. Sun, Sun Microsystems, the Sun Logo, Java and J2EE are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries.

The securities referred to above have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.